Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Mueller Water Products, Inc. Non-Employee Directors Deferred Compensation Plan of our reports dated November 19, 2025, with respect to the consolidated financial statements of Mueller Water Products, Inc. and the effectiveness of internal control over financial reporting of Mueller Water Products, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 21, 2026